Exhibit 99.1

Contact: Xerium Technologies, Inc.

Cliff Pietrafitta

Chief Financial Officer

(919) 526-1403

XERIUM TECHNOLOGIES ANNOUNCES PRICING OF $240 MILLION OFFERING

OF SENIOR NOTES

RALEIGH, N.C., May 20, 2011 — Xerium Technologies, Inc. (NYSE: XRM) today announced that it has priced its private offering of $240 million aggregate principal amount of senior unsecured notes due 2018 (the “Notes”). The Notes will be sold to investors at a price of 100% of the principal amount thereof and will bear interest at a rate equal to 8.875% per annum. The offering is expected to close on May 26, 2011, subject to customary closing conditions. The Notes will be the senior unsecured obligations of Xerium and will be guaranteed on a senior unsecured basis by all of Xerium’s direct and indirect wholly-owned domestic subsidiaries. The net proceeds of this offering, along with the borrowings under a new senior secured credit facility and cash on hand, will be used to refinance all of Xerium’s outstanding indebtedness under its existing credit facilities.

The Notes have not been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any other jurisdiction. Unless they are registered, the Notes may be offered only in transactions that are exempt from registration under the Securities Act or the securities laws of any other jurisdiction. Accordingly, the Notes are being offered and sold in the United States only to qualified institutional buyers and outside the United States to non-U.S. persons in compliance with

Regulation S.

This announcement does not constitute an offer to sell or the solicitation of an offer to buy any securities that may be offered as part of the refinancing transaction, nor shall there be any sales of such securities in any jurisdiction in which such an offer or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About Xerium Technologies

Xerium Technologies, Inc. (NYSE: XRM) is a leading global manufacturer and supplier of two types of consumable products used primarily in the production of paper-clothing and roll covers. The Company, which operates around the world under a variety of brand names, utilizes a broad portfolio of patented and proprietary technologies to provide customers with tailored solutions and products integral to production, all designed to optimize performance and reduce operational costs. With 31 manufacturing facilities in 14 countries around the world, Xerium has approximately 3,400 employees.

Forward-Looking Statements, Estimates and Disclosure Statement

Various statements herein about Xerium’s future expectations, plans and prospects are forward-looking statements which reflect Xerium’s current views with respect to future events and financial performance. Statements which include the words “expect,” “intend,” “plan,” “believe,” “project,” “anticipate” and similar statements of a future or forward-looking nature identify forward-looking statements for the purposes of the federal securities laws or otherwise. Actual results may differ materially from these forward-looking statements and estimates as a result of various important factors, including, without limitation, changes in market, business or other circumstances that may prevent or delay the refinancing transactions, and other factors discussed in Xerium’s annual report on Form 10-K for the fiscal year ended December 31, 2010, and subsequent filings, all of which are on file with the SEC. Any forward-looking statements are as of the date hereof, and Xerium has no duty to update them if its view later change, except as may be required by law.